UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 14, 2008

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard, Covington, Kentucky  41011
(Address of principal executive offices)   (Zip Code)

P.O. Box 391, Covington, Kentucky  41012-0391
(Mailing Address)   (Zip Code)

Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

In response to recent publicity regarding the auction rate securities markets, Ashland Inc. (ASH) reports that it has investments totaling $344 million in these markets.  These investments include $304 million in student loan backed securities, all of which are AAA/Aaa rated and guaranteed by the United States Department of Education.  The remainder of Ashland’s auction rate portfolio is composed of taxable municipal bonds with AAA/Aaa and AA/Aa ratings, including $30 million of municipal bonds guaranteed by monoline insurers.  The company has no reason to believe that the underlying issuers are at risk.  Ashland reported $1.075 billion of total cash, cash equivalents and available-for-sale securities in its Form 10-Q for the quarter ended December 31, 2007, which was filed on February 8, 2008.

Ashland has experienced both failed and successful auctions in its auction rate securities portfolio.  In instances where failures occur, the reset interest rate typically ranges from LIBOR plus 150 to 200 basis points for student loan backed securities to as high as 20% for municipal bonds.  Because the student loan instruments are AAA rated, guaranteed by the United States Department of Education and the interest rate resets are above market, Ashland believes these securities offer good value.

Ashland is furnishing the information pursuant to the Securities and Exchange Commission’s (“SEC”) Regulation FD. The information is intended to be considered in the context of Ashland’s SEC filings and other public announcements.  By filing this report on Form 8-K, Ashland makes no admission as to the materiality of any information in this report and undertakes no duty to update the information in future reports.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASHLAND INC.
(Registrant)

February 14, 2008	/s/ J. Marvin Quin
J. Marvin Quin
Senior Vice President
and Chief Financial Officer